Example Template : 77O



DEUTSCHE GLOBAL SMALL CAP FUND

N-Sar May 1, 2017 - October 31, 2017



Security Purchased	Cusip	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
Advanced Disposal Services Inc	00790X101
	5/18/2017		$21.50	$297,000,000
	$649,988	0.22%		UBS, DB, MS,
MBL	UBS AG (US)
KMG Chemicals	482564101	10/19/2017
	$54.0	$394,955,949	$3,967,458	1.00%
	GS, Keybanc Cap	Goldman Sachs Int'l
SMCP	SBDVP4Y69	10/19/2017		$22.0
	$394,955,949	$3,979,357	1.01%
	JPM, KKR, BofA ML	JP Morgan Sec